Exhibit 99.3

CONSENT OF MITSUBISHI UFJ SECURITIES CO., LTD.’S FINANCIAL ADVISOR

April 6, 2007

We hereby consent to the use of our opinion letter dated March 28, 2007 to the Board of Directors of Mitsubishi UFJ Securities Co., Ltd. included as Annex E to the Prospectus which forms a part of the Registration Statement on Form F-4 relating to the proposed share exchange to make Mitsubishi UFJ Securities Co., Ltd. a wholly owned subsidiary of Mitsubishi UFJ Financial Group, Inc. and to the references to such opinion in such Prospectus under the captions “Risk Factors”, “The Share Exchange—Background to the Share Exchange”, “The Share Exchange—Determination of Mitsubishi UFJ Securities’ Board of Directors”, “The Share Exchange—Advice of Mitsubishi UFJ Securities’ Financial Advisor—Opinion of Merrill Lynch” and “The Share Exchange—Advice of Mitsubishi UFJ Securities’ Financial Advisor—Financial Analyses Used by Merrill Lynch”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
Merrill Lynch Japan Securities Co., Ltd.

By:	/s/ Jiro Seguchi
Jiro Seguchi Managing Director Head of Japan Origination